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                                                                      EXHIBIT 15

December 3, 2004

Albertson's, Inc.
Boise, Idaho

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Albertson's, Inc. and subsidiaries for the thirteen and thirty-nine week periods ended October 28, 2004 and October 30, 2003, as indicated in our report dated December 2, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the thirteen and thirty-nine week periods ended October 28, 2004, is incorporated by reference in Registration Statement Nos. 33-54998 and 333-113995 on Form S-3 and Registration Statement Nos. 2-80776, 33-2139, 33-7901, 33-15062, 33-43635, 33-62799, 33-59803, 333-82157,
333-82161, 333-87773 and 333-73194 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/S/DELOITTE & TOUCHE LLP
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Boise, Idaho